Exhibit 10.16

                  ECONOMIC VALUE ADDED INCENTIVE BONUS PROGRAM
                               (SENIOR MANAGEMENT)

This memorandum summarizes the Incentive Bonus Program established by the Board of Directors of Triad Guaranty Inc. to provide to senior management incentives to exert their best efforts on behalf of the Company and its shareholders. The Program is administered by the Compensation Committee of the Board of Directors which determines in its discretion those individuals who shall participate in the Program. The Program is subject to change as determined by the Board.

Triad Guaranty Inc. and its subsidiaries (collectively referred to as the "Company") is expected to provide a certain return to shareholders based on the estimated current cost of capital including the market risk associated with an investment in the Company's business. This rate of return may vary over time as market conditions change. To the extent that the Company provides a rate of return in excess of this "cost of capital," there has been economic value added ("EVA"*) to the Company. If the rate of return is less than the cost of capital, then EVA is negative and value has been removed from the Company. The Board of Directors has authorized linking incentive compensation for senior management to this positive or negative result relative to an estimated cost of capital in the form of an EVA incentive bonus program.

The dollar value of the EVA bonus pool established under this Program is calculated in accordance with a formula established by the Board of Directors which is tied to the Company's statutory cash flow statement plus components for federal income taxes paid and depreciation. If the actual rate of return equals the cost of capital in a given year, then there is no economic value added and the incremental change in funds available for distribution from the pool will be zero for that year. If the actual rate of return is less than the cost of capital in a given year, then the funds available for distribution from the pool may be reduced for that year.

The Board recognizes that overall EVA has been negative through calendar year 1996 and cannot be optimized until the Company's capital can be fully deployed in operations. The Board further recognizes that the Company's initial public offering resulted in capital which must be deployed over an extended period of time given the Company's conservative underwriting philosophy and regulatory constraints. As a result, the calculation of the bonus pool will be modified during an interim and a transition period. During the interim period (when overall EVA remains negative), the contribution to the pool will be calculated

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as a percentage of the improvement in EVA as determined by the Board rather than a percentage of the overall EVA. During the transition period (the year in which overall EVA first becomes positive), the contribution to the pool will be calculated as a percentage of the improvement in EVA up to the cost of capital and an additional percentage of the excess, also as determined by the Board.

Thereafter, the bonus pool will be calculated as a fixed percentage of overall EVA which the Board will determine. The bonus pool will begin with a positive balance representing a hypothetical carry forward from prior years.

If there is economic value added in a given year, there will ordinarily be a credit to the bonus pool for that year. The payout will then be determined in accordance with the established formula absent circumstances which, in the judgment of the Compensation Committee, would cause it to reduce or suspend the payout. The Board may from time to time establish criteria relating to the circumstances which would affect such payout, including but not limited to the percentage of the total bonus pool balance which would be paid out in any given year.

As has been the Company's practice in years prior to the implementation of the Company's EVA Incentive Bonus Program, a portion of any award is made in equity or equity equivalents such as stock options. Any amounts awarded in a given year will consist of a cash payment of a percentage of the award with the remainder in a grant of restricted stock or stock options administered consistent with existing stock option agreements.

The amount, if any, payable to each individual participant in the senior management EVA Incentive Bonus Program will be based on that participant's contribution to the Company during the year as determined by the Company's Compensation Committee after considering the recommendations of the President and Chairman. The participant must be actively employed with the Company at the time the bonus is paid in order to be eligible for payment. No participant has a legal, equitable or vested interest in any portion of the bonus pool. Any bonus or portion of a bonus (whether cash or equity) which is forfeited by an individual participant will remain in the pool for the benefit of remaining participants. Bonus payments, if any, shall be made on or before the end of the first calendar quarter for the preceding calendar year.




*EVA is a registered trademark of Stern Stewart & Co.

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